Exhibit 23.1

Consent of

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 1999 Stock Option Plan, the 2002 Executive Stock Option Plan, and the 2009 Equity Incentive Plan of TeleNav, Inc. of our report dated October 30, 2009 (except as to the fifth paragraph of Note 1 and Note 12, as to which the date is May 12, 2010) with respect to the consolidated financial statements and schedule of TeleNav, Inc. included in Amendment No. 7 to its Registration Statement on Form S-1 (No. 333-162771), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

May 12, 2010